OPERATIONS AGREEMENT

Date: January 28, 2022

Parties:

“PTG”	Predictive Technology Group, Inc., a Nevada corporation 615 Arapeen Drive, Suite 300, Salt Lake City, UT 84108
“PBI”	Predictive Biotech, Inc., a Utah corporation 615 Arapeen Drive, Suite 300, Salt Lake City, UT 84108
“HLTT”	Healthtech Solutions, Inc., a Utah corporation 181 Dante Avenue, Tuckahoe, NY 10707
“HWC”	Healthtech Wound Care, Inc., a Delaware corporation 181 Dante Avenue, Tuckahoe, NY 10707

Each of the foregoing is referred to herein as a “Party,” and collectively as the “Parties,” to this Agreement.

Premises:

A.	The Parties are executing this Operations Agreement pursuant to the terms of the Asset Purchase Agreement among HLTT, HWC, PBI and PTG. (the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein shall be given the same meaning as in the Asset Purchase Agreement.
B.	Pursuant to the terms and conditions of the Asset Purchase Agreement, PBI has sold its Wound Care Assets to HWC. The Parties desire, however, that PBI retain the capacity to engage in the Wound Care Business.
C.	HLTT has agreed to provide financing to PBI and has also agreed to make certain loans to PTG and PBI.

Agreement:

I. CONDUCT OF BUSINESS

1.1       PBI License. HWC hereby grants to PBI a royalty-free, paid-up, non-transferrable or sub-licensable except to an Affiliate, perpetual (except as set forth in the final sentence of this Section) license, to use the Transferred Assets, including the Transferred Intellectual Property Rights, for the purpose of conducting PBI’s Wound Care Business and Non-Wound Care Business; provided, however, that PBI’s conducting Non-Wound Care Business does not interfere in any material way with the conduct of the Wound Care Business by PBI and HWC. For purpose of this agreement, “Affiliate” shall mean any entity that is under control of, that controls, or is under common control with PBI. The license granted in this Section 1.1, as it relates to Non Wound Care Business, shall continue in full force even after a transfer by HWC of the Transferred Assets, or any part of them, to a third party. The license in this Section 1.1 of Transferred Assets other than Transferred Intellectual Property Rights shall terminate upon the purchase of PBI by either HLTT or HWC.

1 of 8

1.2       HWC License. PBI hereby grants to HWC a royalty-free, paid-up, non-transferrable or sub-licensable except to an Affiliate, perpetual license, to use the Intellectual Property Rights included in the Excluded Assets, including the Non Wound Care Intellectual Property, for the purpose of conducting HWC’s Wound Care Business; provided, however, that HWC’s use of the Intellectual Property Rights included in the Excluded Assets to conduct Wound Care Business does not interfere in any material way with the use of such Rights by PBI to conduct Non Wound Care Business. For purpose of this agreement, “Affiliate” shall mean any entity that is under control of, that controls, or is under common control with HWC. The license granted in this Section 1.2 shall continue in full force even after a transfer by PBI of the Excluded Assets, or any part of them, to a third party.

1.3       Professional Personnel. PBI must have among its employees a Person of Primary Responsibility and other licensed or accredited individuals in order to maintain and renew the permits under which it conducts biomedical research and manufactures Wound Care products. HWC aspires to conduct biomedical research and to manufacture Wound Care products, and so will require employees with similar credentials. The Parties agree, therefore, that they will cooperate in allocating between PBI and HWC the services of professional personnel as needed to achieve, maintain, and renew the regulatory permits governing each of them.

1.4       Wound Care Sales. By letter to HLTT dated December 30, 2021, the CEO of PTG identified certain “Specified Accounts”. During the Term of this Agreement, PBI shall market and sell Wound Care products only to Specified Accounts, and PBI shall direct the Specified Accounts to make payment for such products to an account owned by HWC. PBI will also fill orders for Wound Care products as requested by HWC, with payment directed to an account owned by HWC. HWC shall reimburse PBI on a semi-monthly basis for its direct costs in selling product to Specified Accounts and filling orders for HWC. The parties will meet on a bi-monthly basis to review the measurement of direct costs.

1.5       Capacity Allocation. Promptly after execution of this Agreement and from time to time thereafter as needed, PBI and HWC shall agree upon the production capacity of the combined lab facilities of PBI and HWC dedicated to the Wound Care Business (the “Capacity”). On a monthly basis, twenty percent (20%) of the Capacity shall be allocated to production for sales to Specified Accounts and the remaining eighty percent (80%) shall be allocated to production for all other sales. If on the 15th day of the preceding month sales scheduled for production in a given month are insufficient to fill either allocation of Capacity, then the allocation shall be withdrawn for that month to allow the shortfall to be completed by sales to any accounts.

2 of 8

1.6       Leaseholds. If, after the Date of this Agreement, PBI remains the lessee of any premises at 615 Arapeen Drive (the “PBI Premises”), then PBI shall take all commercially reasonable steps to retain its leasehold interest in the PBI Premises through the Term of this Agreement, except that, upon request by HWC, PBI will assist HWC in transferring the leasehold for the PBI Premises to HWC.

1.7       Patient Records. Each of PBI and HWC shall provide the other with access to such research data in its possession, including, to the extent permitted by applicable law, patient records, as to which the requesting party states a reasonable use in connection with its research and development activities or its applications for licenses or permits. If applicable law requires special proceedings to authorize such disclosure, the holder of the records will use its best efforts to assist the requestor in completing the procedures (including applications) on a timely basis. The recipient party will maintain the confidentiality of all such records in accordance with applicable law. Notwithstanding the foregoing, nothing in this Section 1.7 shall be deemed to transfer any ownership rights or interests in or to the patient records to the requesting party.

II. FINANCING OF BUSINESS

2.1       Working Capital Commitment. HLTT will contribute working capital as needed for the conduct of the Wound Care Business by HWC and/or PBI. HLTT will make the capital contributions to HWC, and HWC shall in turn make non-interest-bearing demand loans as needed by PBI to carry on its Wound Care Business. HLTT’s obligation to contribute working capital to HWC (for itself or for PBI) will terminate upon the earlier of these events:

a)	HWC is Cash Flow Positive. HWC will be considered “Cash Flow Positive” on the last day of any period of six consecutive months if the cash flow from operations realized by HWC for that six-month period, in accordance with generally accepted accounting principles, is positive.
b)	the aggregate capital contributions by HLTT to HWC equal Three Million Five Hundred Thousand Dollars ($3,500,000).
c)	HLTT shall have reasonably determined and notified PTG in writing that market conditions make it unlikely that HWC will be financially successful in the Wound Care Business (an “Abandonment”).

2.2       Reversion. Upon receipt of notice of Abandonment by HLTT and at any time during the sixty (60) days following receipt of such notice, PTG may give HLTT written notice that it will make a good faith effort to assist HWC in achieving financial success, which notice shall be accompanied by a budget for the effort and an identification of sources of financing. Upon HLTT’s receipt of that notice with the requisite information, a “Reversion” shall be implemented. HLTT shall transfer to PTG managerial control of HWC, and PTG shall implement its commitment to a good faith effort. If within three years after commencement of the Reversion, HWC achieves Cash Flow Positive, as defined above, then HLTT will assign t PTG that number of shares of HWC common stock as will cause the ratio of common stock owned by PTG (excluding common stock issued on conversion of Series A Preferred Stock) to common stock owned by HLTT to equal the ratio of PTG’s capital contributions to HWC to HLTT’s capital contributions to HWC.

3 of 8

2.3       Buyout. If either (a) HLTT gives notice of Abandonment to PTG that is not followed by a Reversion or (b) within three years after commencement of a Reversion, HWC has not achieved a Cash Flow Positive period at any time, then at any time thereafter (if but only if HWC has not at any time achieved a Cash Flow Positive period) either HLTT or PTG (the “Offeror”) may give written notice to the other (the “Recipient”) of a “Buyout”. The notice of Buyout shall state a per common share price (applicable to convertible securities on an as-converted basis) at which the Offeror offers to both (1) purchase the HWC securities owned by the Recipient, and (2) sell to the Recipient the HWC shares owned by the Offeror, at the option of the Recipient. Within forty days after receipt of the notice of Buyout, the Recipient will respond in writing stating its choice to purchase the Offeror’s shares or sell the Recipient’s shares at the price set forth in the notice of Buyout. If the Recipient fails to respond in writing within forty days, then the Recipient will be deemed to have agreed to sell its HWC shares to the Offeror. The closing of the purchase and sale will take place at the executive offices of HWC on the thirtieth day after Offeror receives Recipient’s notice (or seventy days after notice of Buyout was given, if the Recipient fails to respond) or the first business day thereafter. At the closing, the seller will deliver a stock power and certificate (if issued) transferring its HWC shares to the buyer, and the buyer will deliver the purchase price. Unless otherwise agreed by the parties, the purchase price may be paid in cash or in any combination of cash (not less than twenty percent of the purchase price) and promissory note. Unless otherwise agreed to by the parties, the promissory note shall:

a.	have such maturity date as the purchaser chooses, which shall be no more than three years after the closing date;
b.	provide for quarterly amortization of the principal amount of the Promissory Note;
c.	bear interest at six percent (6%) per annum, payable quarterly; and
d.	be secured by a pledge of the purchased shares.

The promissory note shall be accompanied by a pledge agreement covering the purchased shares, which shall contain standard commercial pledge terms for a pledge of equity securities issued by a privately held entity.

2.4       Right of Participation. If, at any time after the Conversion of the Series A Preferred Stock to Common Stock of HWC, HWC proposes to issue equity securities in exchange for cash, HWC will so notify PTG and will afford to PTG the opportunity to purchase such portion of the offered securities as equals the portion of HWC’s fully-diluted common shares owned by PTG. HWC will hold the offer open for no less than five business days, during which PTG must designate the number of securities, if any, it chooses to purchase. Payment for such securities will be due according to the schedule applicable to the offering.

4 of 8

III. PTG LOANS AND THE ROYALTY

3.1       Loans. Commencing in December 2021, HLTT has loaned a total of Two Hundred Fifty Thousand Dollars ($250,000) to PTG and PBI jointly. Within one week after a Q Code is issued to PBI providing for reimbursement of patient sales of Amniobind at a rate equal to or exceeding $100 per cm2, HLTT shall pay $250,000 to PTG as a loan to PTG and PBI jointly (the “Q Code Loan”). The existing $250,000 obligation and the Q Code Loan, if it occurs, are identified herein as “PTG Loans”. The PTG Loans shall be the joint and several obligations of PTG and PBI, except that if HLTT or HWC purchases the outstanding capital stock of PBI, then the PTG Loans will be the obligation of PTG solely. The PTG Loans will not bear interest.

3.2       Commission. HWC shall pay to PBI (but if HLTT or HWC owns PBI, then HWC shall pay to PTG) a commission on sales to the Specified Accounts, payable monthly on the tenth day following the month. HWC shall reserve and pay over to HLTT twenty-five percent (25%) of all commissions due hereunder as a credit against the PTG Loans until same are fully satisfied. Commissions shall be calculated as a percentage of Gross Income from such sales, according to measuring principals to which the Parties agree from time to time. The percentage of Gross Income to be paid as commission shall be measured on the date of the first commercial sale to any account after issuance of the Q Code and then on each anniversary of that date as follows:

Measuring Date	Commission %
First Sale	20%
Third Anniversary	18%
Fourth Anniversary	16%
Fifth Anniversary	14%
Sixth Anniversary	12%
Seventh Anniversary	10%
Eighth Anniversary	8%
Ninth Anniversary	6%

Commissions on sales after the tenth year shall be paid at industry standard rates for sales commissions on sales to the Specified Accounts or similar accounts. For purposes of this Section 3.2, “Gross Income” shall equal Net Sales less the Direct Costs of Production, where (a) Net Sales means gross sales less returns, allowances and discounts, and (b) “Direct Costs of Production” means costs of placental tissue, direct labor, supplies (such as sterile saline, RO water, pipettes, gauze pads and forceps, etc.), irradiation, packaging, and cost of delivery.

IV. NON WOUND CARE BUSINESS

4.1       License of Future Wound Care Applications. Except as specifically set forth in this Section IV, PBI may continue and grow its Non Wound Care Business. PBI’s Non Wound Care Business may in the future yield therapies, products, or Intellectual Property Rights suitable for Wound Care applications (“Future Wound Care Applications”). If a Future Wound Care Application is developed during the Term of this Agreement, PBI grants to HWC a royalty-free, paid-up, non-transferrable or sub-licensable except to an Affiliate, perpetual license to use such Future Wound Care Application strictly for HWC’s Wound Care Business. The license granted in this Section 4.1 for the Future Wound Care Application shall continue in full force even after a transfer by PBI or PTG of the Intellectual Property Rights that include the Future Wound Care Application to a third party.

5 of 8

4.2       Transfers. PTG may at any time transfer some or all Non Wound Care Business and Non Wound Care Assets from PBI to PTG or to another subsidiary or affiliate of PTG. If HLTT or HWC acquires ownership of PBI, PTG shall transfer all Non Wound Care Business and Non Wound Care Assets from PBI to PTG or to another subsidiary or affiliate of PTG on or before January 31, 2025. In each of the foregoing cases, the transfer of assets shall be accompanied by any debt specifically attributable to such assets, such as purchase money debt or debt underlying secured liens. The rights and obligations of Sections 4.1 and 4.3 shall continue notwithstanding a transfer pursuant to this Section 4.2.

4.3       ROFO.

4.3.1.       Prior to engaging (directly or through a subsidiary) in any substantive negotiation with a third party regarding any proposed transfer of any Non Wound Care Assets or any portion of the Non Wound Care Business, PTG must deliver a written notice to HLTT setting forth its intent to negotiate (such notice, a “Transaction Notice”). The Transaction Notice need not set forth the identity of the third party but must set forth the assets and/or business the negotiations are expected to cover. Upon receipt of the Transaction Notice, HLTT shall have 30 days (the “Offer Period”) in which to make a firm offer to purchase the assets and/or business set forth in the Transaction Notice (an “Offer”). Upon receipt of the Offer and during the Offer Period, PTG and HLTT shall engage in non-binding discussions and negotiations in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the purchase of the applicable Non Wound Care Business or Assets to HLTT or a subsidiary of HLTT. If, by the end of the Offer Period, the Parties have not agreed to definitive terms for the transfer purchase and sale, PTG will have the right, within the 270 days following such Offer Period (the “Third Party Transfer Period”), to consummate a transfer of such Non Wound Care Business or Assets to a third party (or agree in writing to undertake such transfer to a third Party) in accordance with the terms of Section 4.3.2.

4.3.2       Neither PTG nor any of its representatives, agents or affiliates shall solicit offers from, or negotiate or enter into any agreement with, any third party for the transfer of any Non Wound Care Business or Assets (or any portion thereof) until the expiration of the Offer Period. HLTT agrees and acknowledges that during the Third Party Transfer Period for any Non Wound Care Business or Assets and the applicable proposed transfer: (a) PTG shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any third party for the transfer of such Non Wound Care Business or Assets, on terms in all material respects no less favorable to PTG than those offered by HLTT, and (b) PTG shall have no further obligation to negotiate with HLTT regarding, or offer HLTT the opportunity to acquire any interest in, such Non Wound Care Business or Assets; provided, that the final terms of the transfer to any third party be on terms in all material respects no less favorable to PTG than those offered to HLTT; provided further, that following any Third Party Transfer Period for any Non Wound Care Business or Asset during which no agreement was entered into for a transfer to a third party, if such Third Party Transfer Period ends on or before January 31, 2025, PTG shall comply with Section 4.3.1 (including by delivering a Transaction Notice and negotiating during the Offer Period) prior to continuing or entering into new negotiations with a third party regarding the transfer of any Non Wound Care Business or Assets to a third party.

6 of 8

4.3.3 HLTT’s rights of first offer, as set forth in this Section 4.3, shall terminate on January 31, 2025, and PTG shall have no obligations under this Section 4.3 as to any third-party negotiations that commence after January 31, 2025.

V. MISCELLANEOUS

5.1        Term. The “Term” of this Agreement will commence on the date written on its first page and will end on January 31, 2027.

5.2       Non Competition. Except to the extent specifically authorized in this Agreement, PTG shall not, nor shall it permit any subsidiary or affiliate to, engage in the marketing of Wound Care products or therapies that are Directly Competitive with products or therapies for Wound Care applications being then marketed by HWC. A product or therapy marketed by PTG will be deemed to be “Directly Competitive” with a product or therapy marketed by HWC if the PTG product or therapy is used to eliminate a sign of a wound; a PTG product or therapy will not be deemed to be Directly Competitive by reason of use of the PTG product or therapy to eliminate or prevent a cause or symptom of a wound.

5.3       Confidentiality. Each party recipient of confidential information about a disclosing party agrees to keep the disclosing party’s confidential information strictly confidential, provided, however, that the obligation will terminate as to any information that becomes generally available to the biomedical research community.  The parties agree that a breach of confidential information constitutes an irreparable harm and that an injured party may seek all available judicial relief, including but not limited to injunction and damages.  Parties may share confidential information with their attorneys, employees, investors, accountants, and agents so long as these are bound to confidentiality by a written agreement containing terms at least as strict as those herein.

(This is intentionally blank. Signature page follows.)

7 of 8

In witness whereof, the Parties have executed this Agreement,

PREDICTIVE TECHNOLOGY GROUP, INC.	HEALTHTECH SOLUTIONS, INC.
By: /s/ Bradley C. Robinson Bradley C. Robinson, CEO	By: /s/ Manuel E. Iglesias Manuel E. Iglesias, President
PREDICTIVE BIOTECH, INC.	HEALTHTECH WOUND CARE, INC.
By: /s/ Bradley C. Robinson Bradley C. Robinson, CEO	By: /s/ Manuel E. Iglesias Manuel E. Iglesias, President

8 of 8